UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 15, 2006

WATTS WATER TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-11499	04-2916536
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

815 Chestnut Street, North Andover, Massachusetts 01845

(Address of Principal Executive Offices) (Zip Code)

(978) 688-1811

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

Watts Water Technologies, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”), dated as of November 15, 2006, with J.P. Morgan Securities Inc., KeyBanc Capital Markets, a Division of McDonald Investments Inc., Robert W. Baird & Co. Incorporated and SunTrust Capital Markets, Inc., as representatives of the underwriters named therein (collectively, the “Underwriters”), relating to the issuance and sale by the Company of 5,000,000 shares (the “Shares”) of its Class A common stock, $0.10 par value per share (“Class A Common Stock”).  The Company has granted to the Underwriters an option, exercisable for a period of 30 days, to purchase up to an additional 750,000 shares of Class A Common Stock to cover over-allotments, if any (the “Option Shares”). The price to the public is $40.00 per share, and the proceeds to the Company, net of underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $190.2 million.  The Company expects to use the net proceeds from the offering for general corporate purposes, including the funding of future acquisitions.

The Shares and Option Shares were registered pursuant to a Registration Statement on Form S-3 (File No. 333-124615) filed on May 4, 2005 with the Securities and Exchange Commission.

The Underwriting Agreement, an opinion of Wilmer Cutler Pickering Hale and Dorr LLP as to the validity of the Shares and the Option Shares, and a copy of the press release announcing the pricing of the offering are being filed as Exhibits 1.1, 5.1 and 99.1, respectively, to this Current Report on Form 8-K.

Item 9.01.  Financial Statements and Exhibits

(d)           Exhibits

The Exhibit Index attached to this Current Report is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 15, 2006	WATTS WATER TECHNOLOGIES, INC.

	By:	/s/ Lester J. Taufen
Lester J. Taufen
General Counsel

EXHIBIT INDEX

Exhibit No.	Description
1.1

Underwriting Agreement, dated as of November 15, 2006, by and among Watts Water Technologies, Inc., J.P. Morgan Securities Inc., KeyBanc Capital Markets, a Division of McDonald Investments Inc., Robert W. Baird & Co. Incorporated and SunTrust Capital Markets, Inc.

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP
23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)
99.1	Press Release dated November 15, 2006